Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-132593 and 333-141718) pertaining to the 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Stock Option Plan and the 2005 Employee Stock Purchase Plan of Alexza Pharmaceuticals, Inc. and the Registration Statements on Form S-3 (Nos. 333-141724 and 333-141739) of Alexza Pharmaceuticals, Inc. and the related Prospectuses of our report dated March 27, 2007 with respect to the consolidated financial statements of Alexza Pharmaceuticals, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Palo Alto, California
April 6, 2007